Exhibit (a)(1)(A)

NICE-SYSTEMS LTD.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

YOUR RIGHT TO ELECT TO EXCHANGE YOUR OPTIONS AND YOUR RIGHT
TO WITHDRAW SUCH ELECTION EXPIRE AT 4:00 P.M., EASTERN DAYLIGHT TIME,
ON AUGUST 5, 2009, UNLESS EXTENDED.

This document constitutes part of the Section 10(a) Prospectus Relating to the NICE-Systems Ltd. 2008 Share Incentive Plan, the NICE-Systems Ltd. 2003 Share Option Plan and the Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan.

NICE-Systems Ltd. (“NICE,” the “Company,” “we,” “us” or “our”) is offering to certain active full-time and part-time employees of NICE and its subsidiaries, other than (i) our directors, Chief Executive Officer and certain other executive officers, and (ii) employees who received one or more option grants from us while residing in the United States but who on the date of commencement or expiration of this offer reside in Israel (such eligible employees, “you”), the right to exchange certain of your outstanding options to purchase our ordinary shares for new securities on the terms described herein. Only options issued to eligible employees before September 1, 2008 under our 2003 Stock Option Plan or the Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan (which we assumed in connection with our acquisition of Actimize Ltd.) having an exercise price greater than $30.00 per share granted to employees residing on the date of the commencement and expiration of this offer in Israel, Hong Kong, the United States or the United Kingdom will be eligible for exchange, referred to below as “Eligible Options”. The exchange pursuant to this offer (this “Exchange Offer”) will be made on a three-for-one basis. Accordingly, upon surrender of Eligible Options pursuant to this Exchange Offer, the following shall apply (i) if you reside in Israel, Hong Kong or the United Kingdom, then for every three ordinary shares for which an Eligible Option is surrendered, a new option exercisable for one ordinary share (“New Option”) will be issued to you on a grant-by-grant basis, or (ii) if you reside in the United States, then for every three ordinary shares for which an Eligible Option is surrendered, a new restricted share unit exercisable for one ordinary share (“New RSU”) will be issued to you, on a grant-by-grant basis, in each case with any fractional shares rounded to the nearest whole share. Each New Option and New RSU will be issued under our 2008 Share Incentive Plan, or the “2008 Plan”. Each New Option and New RSU represents the right to receive one ordinary share at a future date provided certain vesting conditions are met. The New Options and the New RSUs will be subject to a new four-year vesting schedule. The per share exercise price of the New Options, and the per share purchase price of the New RSUs, will be equal to the par value of our ordinary shares, or NIS 1.00 (approximately $0.25). You may participate in this Exchange Offer on a grant-by-grant basis. In other words, you may elect to exchange the Eligible Options granted to you on one date and not the Eligible Options granted to you on another date. If you wish to surrender any Eligible Options for exchange, then all the Eligible Options granted to you on that same date must be surrendered in full.

Grants of New Options and New RSUs will be made on the same date that we cancel the Eligible Options accepted for exchange. We expect the grant date of the New Options and New RSUs to be August 5, 2009, unless we decide to extend this Exchange Offer. You will receive a grant of New Options or New RSUs only if you are still employed by us on the date this Exchange Offer expires, provided that you have not given or received notice of termination of your employment. We are making this Exchange Offer upon the terms and subject to the conditions set forth in this Offer to Exchange. This Exchange Offer is not conditioned upon a minimum number of Eligible Options being surrendered for exchange.

Both our ordinary shares traded on the Tel-Aviv Stock Exchange and our American Depository Shares, or ADSs, each representing one ordinary share, traded on the NASDAQ Global Select Market, are traded under the symbol “NICE”. On June 22, 2009, the closing price of our ordinary shares on the Tel-Aviv Stock Exchange was NIS 88.06 (or approximately $22.27) per share. On June 22, 2009, the closing price of our ADSs on the NASDAQ Global Select Market was $21.84 per ADS. June 22, 2009 was the last completed trading day prior to the commencement of this Exchange Offer in each of these markets.

See “Risks Related to this Exchange Offer” for a discussion of risks that you should consider before participating in this Exchange Offer.

IMPORTANT

To elect to exchange your Eligible Options pursuant to this Exchange Offer, employees who reside in Israel must properly complete and deliver a paper election form (provided by the Company) by any of the following methods: by fax to Tzur Tamir at +972-9-743-7488, by email at tenderoffer@nice.com, or by hand delivery or by mail at 8 Hapnina Street, Ra’anana, Israel. Employees who reside in the United States, Hong Kong or the United Kingdom must either submit their election form, for each grant with respect to which they elect to surrender their Eligible Options, through the Exchange Offer website at http://www.tamirfishman.com or by completing and delivering the paper election form to Tzur Tamir by fax at +972-9-743-7488. We must receive your properly completed election form before 4:00 P.M., Eastern Daylight Time, on August 5, 2009 (or such later date as may apply if the Exchange Offer is extended). Access to the Exchange Offer website requires a unique password, which employees will receive from their respective Human Resources representative. Although we reserve the right to extend this Exchange Offer at our sole discretion, we currently have no intention of doing so.

Subject to our rights to extend, terminate and amend this Exchange Offer, we will accept promptly after the expiration of this Exchange Offer all properly surrendered Eligible Options that are not validly withdrawn and we will give notice of our acceptance on the date this Exchange Offer expires. Upon our acceptance of the Eligible Options that were surrendered for exchange, the surrendered Eligible Options will be canceled and you will no longer have any right to purchase our ordinary shares under those Eligible Options.

We have not authorized any person to make any recommendation on our behalf as to whether you should surrender or not surrender your Eligible Options for exchange through this Exchange Offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Exchange Offer other than the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of the disclosures of this prospectus. Any representation to the contrary is a criminal offense.

The contents of this Exchange Offer have not been reviewed by any regulatory authority in Hong Kong (or any other jurisdiction). You are advised to exercise caution in relation to the Exchange Offer. If you are in any doubt about any of the content of this document, you should obtain independent professional advice.

The date of this Offer to Exchange is June 23, 2009.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about our Exchange Offer. We urge you to read all of these materials carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

Q.1.	What options are covered by this Exchange Offer and who is eligible to participate in the Exchange Offer?

We are offering certain of our active full-time and part-time employees residing in Israel, Hong Kong, the United States and the United Kingdom, other than (i) our directors, Chief Executive Officer and certain other executive officers, and (ii) employees who received one or more option grants from us while residing in the United States but who on the date of commencement or expiration of this offer, reside in Israel, the opportunity to exchange all or certain of their outstanding options on a grant-by-grant basis. Only options issued to eligible employees before September 1, 2008 under our 2003 Stock Option Plan and the Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan (which we assumed in connection with our acquisition of Actimize Ltd.), having an exercise price greater than $30.00 per share, granted to employees that reside in Israel, Hong Kong, the United States or the United Kingdom on the date of the commencement and expiration of this Exchange Offer, will be eligible for exchange. Further, you must also be employed by us on the date this Exchange Offer expires, and you must not have given or received notice of termination of your employment. Additionally, if you are an Israeli resident, you will be required, as a condition to participating in this Exchange Offer, to provide a declaration (included in the paper election form) confirming that you understand the expected Israeli Tax Ruling described in Section 13 under “Israeli income tax consequences”, will abide by it and will not request to change or replace it. (See Section 1 and Section 13)

Q.2.	Why are we making this Exchange Offer?

We believe that an effective and competitive employee incentive program is imperative for the success of our business. Equity awards constitute a key component of our incentive and retention programs because we believe that compensation that allows employees to benefit from increases in the value of our shares motivates them to work toward our success. However, many of our employees’ outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our ordinary shares and American Depositary Shares, or ADSs. This has led many of these employees to view their existing options as having little or no value, making these options ineffective at providing the incentive and retention value for which they were intended. We are making this Exchange Offer on a voluntary basis in order to provide these employees with the opportunity to own options or RSUs that have current value and that have the potential to increase in value over time. We believe that this will create better performance incentives for these employees and thereby align the interests of our current employees with those of our shareholders in maximizing shareholder value. (See Section 2)

Q.3.	Are there conditions to this Exchange Offer?

This Exchange Offer is subject to a number of conditions with regard to events that could occur before the expiration of this Exchange Offer and pursuant to which we may terminate this Exchange Offer. These events include a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our ordinary shares and an acquisition proposal for the Company. Additionally, the Exchange Offer is contingent upon the Company’s favorable receipt of the Israeli Tax Ruling described in Section 13 under “Israeli income tax consequences”. These and various other conditions are more fully described in Section 6. If we terminate this Exchange Offer prior to accepting and canceling your surrendered Eligible Options, your Eligible Options will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule. This Exchange Offer is not conditioned upon any minimum threshold number of Eligible Options being surrendered for exchange by eligible option holders.

Q.4.	What if I am not a resident of Israel, Hong Kong, the United States or the United Kingdom on each of the commencement date and expiration date of the Exchange Offer?

You will only receive a grant of New Options or New RSUs in this Exchange Offer if you are a resident of Israel, Hong Kong, the United States or the United Kingdom on the date of commencement and expiration of the Exchange Offer. If you should cease to be a resident of one of the aforementioned countries during the period that the Exchange Offer is open, you will no longer be entitled to participate in this Exchange Offer and any options that you have tendered will be returned to you and remain intact and exercisable for the time period set forth in the applicable option agreement, and no New Options or New RSUs will be issued to you.

Q.5.	What if I am not an employee of the Company on the date the Exchange Offer expires, or if I have previously given or received notice of termination of my employment?

You will only receive a grant of New Options or New RSUs in this Exchange Offer if you are an active employee of the Company on the date this Exchange Offer expires. If, for any reason, you are not an active employee of the Company on such date, then you will not be entitled to participate in this Exchange Offer and any options that you have tendered will be returned to you and remain intact and exercisable for the time period set forth in the applicable option agreement, and no New Options or New RSUs will be issued to you. For purposes of this Exchange Offer, we define an employee as being “active” if he or she has not given or received notice of termination of employment, even if employment has continued during a notice or similar period. This means that if you terminate your employment with or without a good reason, or we terminate your employment with or without cause, or your employment is otherwise terminated, prior to the expiration of this Exchange Offer, then you will not be entitled to participate in this Exchange Offer. Employees on a leave of absence or maternity leave will be entitled to participate in this Exchange Offer. Participation in the Exchange Offer does not confer upon you the right to remain in the employ of the Company. (See Section 5)

Q.6.	How many New Options or New RSUs will I receive in exchange for the Eligible Options I surrender for exchange?

The exchange pursuant to this Exchange Offer will be made on a three-for-one basis. If you reside in Israel, Hong Kong or the United Kingdom, then for every three ordinary shares for which your surrendered Eligible Option is exercisable, you will receive a New Option with respect to one ordinary share, rounded to the nearest whole number. If you reside in the United States, then for every three ordinary shares for which your surrendered Eligible Option is exercisable, you will receive a New RSU with respect to one ordinary share, rounded to the nearest whole number. (See Section 1)

Q.7.	What is an RSU?

A restricted share unit is a right to receive an ordinary share of the Company, under certain terms and conditions, for a consideration of no more than the underlying ordinary share’s par value. Until the vesting conditions are met and, if required, the payment of the per share purchase price is made, which is equal to the par value of our ordinary shares, or NIS 1.00 (approximately $0.25), you will not have any of the rights or privileges of a shareholder of NICE with respect to the shares subject to the New RSUs.

Q.8.	When will I receive my New Options or New RSUs?

We expect to grant the New Options and New RSUs on August 5, 2009, the same date that we cancel the Eligible Options. We will cancel the Eligible Options accepted for exchange at 4:00 P.M., Eastern Daylight Time on the date this Exchange Offer expires. If the expiration date of the Exchange Offer is extended, the cancellation date and new option grant date will be similarly extended. As promptly as practicable after the grant date, we will send you an option or RSU agreement, as applicable. (See Section 5)

Q.9.	What will the exercise price of the New Options and New RSUs be?

The New Options will have a per share exercise price, and New RSUs will have a per share purchase price, equal to NIS 1.00 (approximately $0.25). This is the par value of our ordinary shares. We recommend that you obtain current market quotations for our ordinary shares and American Depositary Shares before deciding whether to exchange your Eligible Options. (See Section 8)

Example:

If you exchange Eligible Options to purchase 3,000 ordinary shares, on the grant date you will be entitled to receive New Options to purchase 1,000 ordinary shares, each with a per share exercise price equal to NIS 1.00, or New RSUs exercisable for 1,000 ordinary shares, each with a per share purchase price equal to NIS 1.00. NIS 1.00 is approximately $0.25.

Q.10.	When will the New Options and New RSUs vest?

The New Options and New RSUs will vest in four equal installments (or as nearly as possible), each representing one-fourth of the New Options and New RSUs, provided that you are employed on the date of vesting, as follows:one-fourth of the New Options and New RSUs will vest and become exercisable on each of the four annual anniversaries following the date of grant of the New Options and New RSUs. If the number of shares subject to your New Options or New RSUs is not divisible by four, then the remaining shares will be allocated to the fourth vesting date. With respect to New Options, you will be required to pay (or otherwise satisfy) the exercise price of NIS 1.00 (approximately $0.25) per share only if and when you elect to exercise and such New Options. With respect to the RSUs, at each vesting date, you will be required to pay (or otherwise satisfy) the per share purchase price equal to the par value of our ordinary shares, or NIS 1.00 (approximately $0.25) for those ordinary shares vested on such vesting date. (See Section 8)

Q.11.	Will I have to pay income taxes if I exchange my Eligible Options in this Exchange Offer?

United States

If you participate in this Exchange Offer and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the grant date of the New RSUs. However, you may have taxable income when shares are issued to you upon vesting of the New RSUs or when you sell your shares. (See Question 9 and Section 13).

Note that for U.S. federal tax purposes the tax consequences of receiving restricted share units differs significantly from the tax treatment of your options. As a result, if you participate in this Exchange Offer and receive New RSUs for Eligible Options, your tax liability could be higher than if you had kept your Eligible Options. Please see Section 13 for further information about the general tax consequences associated with your Eligible Options.

Israel

We believe that employees who are Israeli residents for tax purposes who exchange Eligible Options for New Options will not be required under current Israeli tax law to recognize income for Israeli income tax purposes at the time of the exchange, provided that we obtain a tax ruling to that effect and said employees consent to such tax ruling. We have filed a request for a tax ruling on this matter from the Israeli Tax Authority. (See Section 13)

Hong Kong

You are not likely to be subject to tax in Hong Kong as a result of the exchange of Eligible Options for the New Options. (See Section 13)

United Kingdom

You will not be subject to tax in the United Kingdom as a result of the exchange of Eligible Options for the New Options. (See Section 13)

We strongly recommend that you consult with your personal tax and financial advisors before deciding whether or not to participate in this Exchange Offer with respect to the tax consequences of exchanging your Eligible Options. You should consider the local, state, federal and foreign tax laws applicable to you, as well as tax consequences arising from your particular personal circumstances. For example, if you are a resident of or subject to the tax laws in more than one country, there may be additional or different tax and social insurance consequences and other restrictions that apply to you. The Company is not responsible for any adverse tax or other financial consequences that may result from your voluntary participation in the offer, irrespective of the source of or reason for any such negative consequences. (See Section 13)

Q.12.	Will receipt of ordinary shares upon the exercise of New Options or vesting of New RSUs be subject to withholding taxes?

United States

Upon the vesting of New RSUs, you will recognize ordinary income for purposes of U.S. tax law, which will be subject to all applicable withholding taxes. The amount of ordinary income you recognize will equal the fair market value of the ordinary shares, less the amount, if any, you paid for the ordinary shares. At the time of vesting, we may require that you sell a portion of the ordinary shares underlying the restricted share units in a “sell-to-cover” transaction. In such case, you will be required to follow our instructions in facilitating any such transaction, including your entering into an automatic sales plan and other associated account opening forms and authorizations, with any broker or other third party designated by us, pursuant to the terms of the 2008 Plan. We may also utilize other methods to collect the tax and par value at our sole discretion. You will not be able to sell or transfer the ordinary shares received before tax withholding and par value payments are satisfied.

Israel

Under Israeli law, the exercise of New Options will not result in a tax event. Tax will be payable only upon the sale of ordinary shares or upon the release from trust, whichever is earlier. (See Section 13)

Hong Kong

When you exercise the New Options, you will be subject to salaries tax in Hong Kong on the difference between the fair market value of the ordinary shares on the date of exercise and the price you pay for your ordinary shares. When you sell the ordinary shares acquired at exercise of the New Options, you will not be subject to tax in Hong Kong on any capital gains. (See Section 13)

United Kingdom

When you exercise the New Options, you will be subject to income tax in the United Kingdom and employee national insurance contributions (“NICs”) in the United Kingdom on the fair market value of the shares on the date of exercise (“Exercise Market Value”). You will also be liable for paying our portion of NICs on the Exercise Market Value when you exercise the New Options. When you sell the ordinary shares acquired upon exercise of New Options, you will be subject to capital gains tax in the United Kingdom on any amount by which the sale proceeds exceed the Exercise Market Value. (See Section 13)

Q.13.	Will I have to wait longer to purchase ordinary shares under my New Options or New RSUs than I would under the Eligible Options I surrender?

Yes. If you surrender Eligible Options that are fully or partially vested, you could have exercised the vested portion at any time in accordance with their terms if you had not surrendered them. Furthermore, the New Options and New RSUs have a different vesting schedule than the Eligible Options, which schedule commences on the date of grant of the New Options and New RSUs. (See Section 8) Therefore, you will have to wait longer to purchase ordinary shares under the New Options or New RSUs than you would under the Eligible Options you surrender. Also, you run the risk of forfeiting the New Options or New RSUs if you are not an active employee on the new vesting date. (See Section 5) In certain circumstances, tax implications may also impact the date on which you choose to exercise your New Options. (See Section 13)

Q.14.	When will the New Options and New RSUs expire?

The New Options will expire six years from the grant date. If you cease to be an employee of the Company or one of our subsidiaries, the New Options and New RSUs (to the extent the New RSUs are unvested at the time that you cease to be an employee) may be forfeited. (See Section 8)

Q.15.	Am I required to participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. (See Section 1)

Q.16.	If I elect to participate in this offer, do I have to exchange all of my Eligible Options or can I just exchange some of them?

You may elect to participate in this Exchange Offer on a grant-by-grant basis. However, each grant of Eligible Options you surrender must be surrendered in full. When we state that employees will be permitted to exchange Eligible Options for New Options or New RSUs on a grant-by-grant basis, that means that you can elect to exchange either all or none of the Eligible Options of a particular grant. You cannot partially exchange an outstanding Eligible Option grant. By way of example, if you have two unexercised Eligible Option grants, one for 1,000 shares and the other for 500 shares, you could elect to exchange both, either or neither of these grants. However, you could not elect to exchange just 100 shares of the 1,000 share grant, or any other partial exchange of either option grant. Likewise, if an Eligible Option grant is partially vested and partially unvested, you cannot choose to cancel only the unvested portion. (See Section 1)

Q.17.	What do I need to do to participate in the offer?

If you reside in Israel, to elect to surrender your Eligible Options for exchange, you need to properly complete the paper election form (provided by the Company) and deliver it by any of the following methods: by fax to Tzur Tamir at +972-9-743-7488, by email at tenderoffer@nice.com, or by hand delivery or by mail at 8 Hapnina Street, Ra’anana, Israel. If you reside in the United States, Hong Kong or the United Kingdom, to elect to surrender your Eligible Options for exchange, you must either submit your election form for each grant with respect to which you elect to surrender your Eligible Options, through the Exchange Offer website at http://www.tamirfishman.com or you may properly complete the paper election form and deliver it to Tzur Tamir by fax at +972-9-743-7488. We must receive your properly completed election form before 4:00 P.M., Eastern Daylight Time, on August 5, 2009 (or such later date as may apply if the Exchange Offer is extended). Access to the Exchange Offer website requires a unique password, which employees will receive from their respective Human Resources representative.

If we extend this Exchange Offer beyond August 5, 2009, then you must deliver or submit, as applicable, a properly completed election form and the other required documentation to participate in the Exchange Offer before the extended expiration date. We will accept for exchange all Eligible Options that you elect to exchange promptly after this Exchange Offer expires. If you do not deliver or submit, as applicable, a properly completed election form before this Exchange Offer expires, it will have the same effect as if you rejected this Exchange Offer. (See Section 3)

Q.18.	Can I change my election regarding Eligible Options I surrender?

Yes. You may change your election with respect to one or more particular grants of Eligible Options, but you may not change your election with respect to a portion of any one option grant. If you reside in Israel, you may change your election and withdraw from participation in the Exchange Offer by delivering a paper notice of withdrawal (provided by the Company) to Tzur Tamir by fax at +972-9-743-7488, by email at tenderoffer@nice.com, by hand delivery or by mail at 8 Hapnina Street, Ra’anana, Israel. If you reside in the United States, Hong Kong or the United Kingdom, you may change your election and withdraw from participation in the Exchange Offer by either submitting a notice of withdrawal for each grant with respect to which you previously submitted an election form, through the Exchange Offer website at http://www.tamirfishman.com or by delivering a paper notice of withdrawal to Tzur Tamir by fax at +972-9-743-7488. We must receive your properly completed notice of withdrawal before the offer expires. (See Section 4)

Q.19.	Will I be required to give up all my rights to the surrendered Eligible Options?

Yes. Once we have accepted Eligible Options surrendered by you, those Eligible Options will be cancelled and you will no longer have any rights under those Eligible Options. Subject to our rights to extend, terminate and amend this Exchange Offer, we will accept for exchange all Eligible Options that you properly surrender to us prior to the expiration of this Exchange Offer and that you have not withdrawn.

Q.20.	What if the Company enters into a merger or other similar transaction in which there is a change in control of the Company prior to the grant of New Options?

While we are not currently negotiating any transactions that could reasonably be expected to lead to our acquisition, our board of directors has a duty to consider alternatives for maximizing shareholder value. We cannot ignore the possibility that a transaction could be proposed that our shareholders or our board of directors believes is in the best interests of the Company and our shareholders. We reserve the right to terminate the offer prior to its expiration upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our ordinary shares or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

It is possible that, prior to the grant of New Options and New RSUs, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. If we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your Eligible Options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement and no New Options or New RSUs will be issued. If we are acquired prior to the expiration of the offer but do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the New Options or New RSUs. Under such circumstances, the type of security and the number of shares covered by your New Options or New RSUs could be adjusted based on the consideration per share given to holders of our ordinary shares in connection with the acquisition. As a result of this adjustment, you may receive New Options or New RSUs covering more or fewer shares of the acquiror’s stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options or New RSUs if no acquisition had occurred.

Q.21.	What happens to my Eligible Options if I elect not to surrender my Eligible Options pursuant to this Exchange Offer?

Eligible Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they are exercised or expire by their terms. These Eligible Options will retain their current exercise price and current vesting schedule.

Q.22.	Will the New Options and New RSUs issued have an effect on the pool of shares available for future grant under the 2008 plan?

No. The New Options and New RSUs granted under the terms of this Offer to Exchange will not impact the number of ordinary shares that otherwise may be subject to awards granted under the 2008 Plan for the calendar year 2009. The maximum number of ordinary shares that may be subject to awards granted under the 2008 Plan is an amount per calendar year equal to 3.5% of our issued and outstanding share capital as of the 31st of December of the preceding calendar year.

Q.23.	When does this Exchange Offer expire? Can this Exchange Offer be extended and, if so, how will I know if it is extended?

This Exchange Offer will expire on August 5, 2009, at 4:00 P.M., Eastern Daylight Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend this Exchange Offer at any time. If we extend this Exchange Offer, we will give notice of the extension and the new anticipated grant date for the New Options and New RSUs. (See Section 1)

Q.24.	What do we recommend you do in response to this Exchange Offer?

Although our board of directors has approved this Exchange Offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal, financial and tax advisors before deciding whether to participate in this Exchange Offer. We do not make a recommendation as to whether or not you should accept our offer to exchange Eligible Options pursuant to this Exchange Offer.

Q.25.	Who can I talk to if I have questions about this Exchange Offer?

For additional information or assistance, you should contact Tzur Tamir at +972-9-775-2339 or by email at tenderoffer@nice.com.

RISKS RELATED TO THIS EXCHANGE OFFER

Participation in this Exchange Offer involves a number of potential risks, including those described below. Before making a decision on whether or not to tender your Eligible Options, you should carefully review the risks described below and the risk factors under the headings entitled “Risks Relating to Our Business and Markets” and “Risks Relating to Our Ordinary Shares and ADSs” in Item 3.A of our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission, or the SEC, on April 6, 2009, which highlight the material risks of participating in this Exchange Offer and investing in our ordinary shares. The risk factors set forth in Item 3.A of such Annual Report are incorporated herein by reference. See “Additional Information” in Section 16 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports. Eligible employees should carefully consider these risks and are strongly encouraged to speak with legal, financial or tax advisors as necessary before deciding whether to surrender or not surrender Eligible Options in this Exchange Offer. In addition, we strongly recommend that you read the rest of these materials before deciding whether to exchange your Eligible Options in this Exchange Offer.

If you exchange Eligible Options for New Options or New RSUs and you cease to be an employee of the Company or one of our subsidiaries for any reason before the New Options or New RSUs fully vest, you will forfeit any unvested portion of your New Options or New RSUs.

If you elect to participate in this exchange offer, each New Option or New RSU will vest according to a new four-year vesting schedule described in this Exchange Offer as long as you continue to be an employee of the Company or one of our subsidiaries. If you cease to be an employee of the Company or one of our subsidiaries for any reason (including, possibly as a result of another company’s acquisition of us), your New Options or New RSUs will cease to vest and any unvested portion of your New Options or New RSUs will be cancelled as of the date you cease to be an employee. Accordingly, if you exchange Eligible Options for New Options or New RSUs and you cease to be an employee of the Company or one of our subsidiaries before the New Options or New RSUs fully vest, you will forfeit any unvested portion of your New Options or New RSUs. If the market price of our ordinary shares or ADSs increases above the exercise price of your Eligible Options following their exchange in this Exchange Offer and your employment is terminated before your New Options or New RSUs have vested, then, in retrospect, it would have been more advantageous for you not to have exchanged your Eligible Options in this Exchange Offer.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of the Company or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Options or New RSUs or thereafter.

Tax-Related Risks for Israeli Tax Residents

Under the current policy of the Israeli Tax Authority, the exchange of Eligible Options that are fully vested may be considered a sale of such Eligible Options and would therefore be treated as a taxable event. The exchange of Eligible Options that are not yet vested at the time of the exchange should generally not be treated as a taxable event. The Company has filed a request for a ruling from the Israeli Tax Authority, referred to in this document as the “Israeli Tax Ruling,” to determine if the exchange will be treated as a taxable event and if any tax will be payable at the time of exchange. Since we expect the Israeli Tax Ruling to be granted, you are required, as a condition to participating in this Exchange Offer, to provide a declaration (included in the paper election form) confirming that you understand the Israeli Tax Ruling, will abide by it and will not request to change or replace it.

You should review Section 13 carefully for a more detailed discussion of the potential consequences of participating in this Exchange Offer. We recommend that you consult with your personal tax and financial advisors before deciding whether or not to participate in the offer with respect to the tax consequences relating to your specific circumstances.

Tax-Related Risks for U.S. Citizens and Tax Residents

If you participate in this Exchange Offer and receive New RSUs for Eligible Options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the grant date of the New RSUs. However, you generally will have taxable ordinary income when shares are issued to you upon vesting of the New RSUs, and such taxable income will be subject to all applicable withholding taxes. At such time, we may require that you sell a portion of the ordinary shares underlying the New RSUs in a “sell-to-cover” transaction. In such case, you will be required to follow our instructions in facilitating any such transaction, including your entering into an automatic sales plan and other associated account opening forms and authorizations, with any broker or other third party designated by us. In addition, at the time of each vesting, you will be required to pay (or otherwise satisfy) the per share purchase price equal to the par value of our ordinary shares, or NIS 1.00 (approximately $0.25) for those ordinary shares vesting on each anniversary date. We may also utilize other methods to collect the tax and par value at our sole discretion pursuant to the terms of the 2008 plan.You will not be able to sell or transfer the ordinary shares received before tax withholding and par value payments are satisfied.

You also may have taxable capital gains when you sell the shares underlying the restricted share unit. Note that the tax consequences of New RSUs differs significantly from the tax treatment of your options and as a result of your participating in this Exchange Offer, your tax liability could be higher than if you had kept your Eligible Options. Please see Section 13 of the Offer to Exchange for a discussion of the general U.S. tax consequences associated with options.

Because this Exchange Offer will be held open for a period greater than 29 days, U.S. taxpayer employees who hold Eligible Options that are classified for U.S. federal tax purposes as incentive stock options and do not participate in this Exchange Offer will not be able to dispose of any ordinary shares acquired pursuant to the exercise of such Eligible Options within two (2) years of the commencement of this Exchange Offer and one (1) year after the exercise of the Eligible Options, in order to be eligible for favorable tax treatment under U.S. federal tax law.

In order to receive favorable tax treatment for incentive stock options, you may not dispose of the ordinary shares subject to the option within two (2) years after the grant date and one (1) year after the date you exercise the option. As a result of this Exchange Offer being held open for thirty (30) days or more, if you do not tender your Eligible Options that are classified as incentive stock options, the date of grant, for purposes of the two (2) year holding period necessary to receive favorable tax treatment, will restart on the date of this Exchange Offer and you will not receive any credit for the time from the original grant date of your option. As a result, in order to receive favorable U.S. federal tax treatment, you must wait to sell or otherwise dispose of the ordinary shares subject to your Eligible Options classified as incentive stock options until the passage of more than two (2) years from the date this Exchange Offer commenced and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 13 of the Offer to Exchange.

Tax-Related Risks for Hong Kong and United Kingdom Residents

If you are an employee who is a resident of Hong Kong for tax purposes, while we believe that you should not be required to recognize any taxable income at the time of the exchange of Eligible Options for New Options, you will be liable for income tax contributions upon exercise of the New Options. If you are an employee who is a resident of the United Kingdom for tax purposes, while we believe that you should not be required to recognize any taxable income at the time of the exchange of Eligible Options for New Options, you may be liable for income and social insurance tax contributions upon exercise of the New Options and capital gains tax on any further financial gains you make on the sale of the ordinary shares issued upon exercise of the New Options. Subject to any modification required to comply with local law, we expect to satisfy our tax withholding obligations with respect to our employees who are residents of Hong Kong or the United Kingdom for tax purposes by using the procedures described above under “Tax-Related Risks for U.S. Citizens and Tax Residents.”In addition, you may have exchange control or securities law reporting obligations. We therefore strongly recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the Exchange Offer. You should consider the local tax laws applicable to you, as well as tax consequences arising from your particular personal circumstances. The Company is not responsible for any adverse tax or other financial consequences that may result from your voluntary participation in the Exchange Offer, irrespective of the source of or reason for any such negative consequences.

If you participate in the Exchange Offer and are a resident of Hong Kong or the United Kingdom, please refer to Section 13, for a description of the tax and/or social insurance consequences that may apply to you.

Tax-related Risks for Tax Residents of Multiple Countries

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

THE EXCHANGE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering you the opportunity to exchange, on a grant-by-grant basis, your Eligible Options for New Options or New RSUs upon the terms and subject to the conditions set forth in this Offer to Exchange. Eligible Options are all outstanding options granted before September 1, 2008 to eligible employees that have an exercise price greater than $30.00 per share. These options were granted under our 2003 Stock Option Plan or the Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan. All of the active full-time and part-time employees of the Company and its subsidiaries that reside in Israel, Hong Kong, the United States and the United Kingdom on the date of the commencement and expiration of this offer are eligible to participate in this Exchange Offer, other than (i) our directors, Chief Executive Officer and certain other executive officers, and (ii) employees who received one ore more option grants from us while residing in the United States but who on the date of commencement or expiration of this offer reside in Israel.

The exchange pursuant to this Exchange Offer will be made on a three-for-one basis. Accordingly, if you reside in Israel, Hong Kong or the United Kingdom, then for every three ordinary shares for which your surrendered Eligible Option is exercisable, you will receive a New Option with respect to one ordinary share. If you reside in the United States, then for every three ordinary shares for which your surrendered Eligible Option is exercisable, you will receive a New RSU with respect to one ordinary share. Fractional shares will be rounded to the nearest whole share. We will issue all New Options and New RSUs under the 2008 Plan. In addition, we will enter into a new option or RSU agreement with you.

Your New Options or New RSUs will vest in four equal installments of one-fourth on each of the four annual anniversaries following the new grant date, provided that you are still employed by the Company or one of its subsidiaries on the date of vesting. If the number of shares subject to your New Options or New RSUs is not divisible by four, then the remaining shares will be allocated to the fourth vesting date.

We will not be required to issue ordinary shares underlying the New RSUs to citizens or residents of the United Stated unless and until (a) such ordinary shares have been duly listed upon each stock exchange on which the ordinary shares are then registered, (b) a registration statement under the Securities Act of 1933, as amended, with respect to such ordinary shares then effective and (c) such issuance is not prohibited under applicable State or Federal securities laws, our securities trading policies and any other legal requirements. As a result of the foregoing, the Company may elect, and in fact expects, to issue ADSs to employees that are citizens or residents of the U.S. instead of ordinary shares upon vesting of the New RSUs.

You will receive grants of New Options or New RSUs only if you are actively employed by us on the date that this Exchange Offer expires and the New Options and New RSUs are granted. The New Options and New RSUs will be granted on the same date that this Exchange Offer expires. (See Section 5)

It is possible that, prior to the grant of New Options and New RSUs, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. If we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your Eligible Options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement and no New Options or New RSUs will be issued. If we are acquired prior to the expiration of the offer but do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the New Options or New RSUs. Under such circumstances, the type of security and the number of shares covered by your New Options or New RSUs could be adjusted based on the consideration per share given to holders of our ordinary shares in connection with the acquisition. As a result of this adjustment, you may receive New Options or New RSUs covering more or fewer shares of the acquiror’s stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options or New RSUs if no acquisition had occurred.

You may not receive New Options or New RSUs if the Company enters into a merger or similar transaction in which there is a change of control prior to the grant of the New Options and New RSUs. In such case, we may withdraw the offer, in which case your Eligible Options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement.

You must elect to tender your Eligible Options on a grant-by-grant basis, with all or none of the options subject to each grant tendered. We are making this Exchange Offer upon the terms and subject to the conditions set forth in this Offer to Exchange. We will only consider exchanging Eligible Options that are properly tendered and not withdrawn in accordance with Section 3.

The term “expiration date” means 4:00 P.M., Eastern Daylight Time, on August 5, 2009, unless and until we extend the period of time during which this Exchange Offer will remain open. If we extend the period of time during which this Exchange Offer remains open, the term “expiration date” will refer to the latest time and date at which this Exchange Offer expires.

We will give notice if we decide to take any of the following actions:

•	modify what we will give you in exchange for your Eligible Options; or

•	increase or decrease the option exercise price that serves as the threshold for an option to be eligible to be exchanged in this Exchange Offer.

If this Exchange Offer is scheduled to expire within ten business days from the date we give notice of such an amendment, we will also extend this Exchange Offer for a period of ten business days after the date of such notice of an amendment.

A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Daylight Time.

2.	PURPOSE OF THIS EXCHANGE OFFER.

We are making this Exchange Offer for compensatory purposes and to create a performance-oriented environment for our employees. Many of our outstanding Eligible Options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price of our ordinary shares as reported on the Tel Aviv Stock Exchange, or the TASE, or our ADSs as reported on the NASDAQ Global Select Market. By making this Exchange Offer we intend to enhance shareholder value by creating better performance incentives for, and thus increasing retention of, our employees.

Except as otherwise described in these materials, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary or significant transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any subsidiary’s assets;

•	any material change in our present dividend policy or our indebtedness or our capitalization;

•

any change in our present board of directors or senior management, including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	our ADSs not being authorized for listing on the NASDAQ Global Select Market;

•	our ADSs becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our option plans; or

•	any change to our memorandum of association or articles of association, or any actions which would impede the acquisition of control of us.

In the ordinary course of business, from time to time, we evaluate acquisition or investment opportunities. At the present time, we are in active discussions regarding a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity, and whether the consideration in such a transaction would include our ordinary shares.

Neither we nor our board of directors makes any recommendation as to whether or not you should exchange your Eligible Options, nor have we authorized anyone to make such recommendation. You are urged to evaluate carefully all of the information in this Exchange Offer and the related materials we have delivered to you and to consult your own legal, financial and tax advisors. You must make your own decision whether or not to exchange your Eligible Options.

3.	PROCEDURES FOR SURRENDERING ELIGIBLE OPTIONS.

Proper Surrender of Options. If you reside in Israel, to exchange your Eligible Options on a grant-by-grant basis, properly complete the paper election form (provided by the Company) and deliver it, along with any other required documents, by fax to Tzur Tamir at +972-9-743-7488, by email at tenderoffer@nice.com, or by hand delivery or by mail at 8 Hapnina Street, Ra’anana, Israel. If you reside in the United States, Hong Kong or the United Kingdom, to exchange your Eligible Options on a grant-by-grant basis, you can either submit an election form with respect to each grant, along with any other required documents,through the Exchange Offer website at http://www.tamirfishman.com or you may properly complete the paper election form and deliver it, along with any other required documents, to Tzur Tamir by fax at +972-9-743-7488. Access to the Exchange Offer website requires a unique password, which employees will receive from their respective Human Resources representative. We must receive all of the required documents before 4:00 P.M., Eastern Daylight Time, on the expiration date. The expiration date is August 5, 2009, unless we extend the period of time during which this Exchange Offer will remain open. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. If we do extend this Exchange Offer beyond August 5, 2009, then you must deliver or submit, as applicable, a properly completed election form and other required documentation to participate in the Exchange Offer before the extended expiration date.

The method of delivery of all documents, including election forms and any notices of withdrawal, is at your election and risk. You should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of Eligible Options. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to waive with respect to all option holders any of the conditions of this Exchange Offer or any defects or irregularities. We cannot make any such waiver for any one person or group of people. This is a one-time offer, and we will strictly enforce this Exchange Offer period, subject only to an extension that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement. By electing to exchange your Eligible Options under this Exchange Offer, you accept the terms and conditions of this Exchange Offer. Our acceptance for exchange of your surrendered Eligible Options through this Exchange Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Exchange Offer. The promise to grant New Option or New RSUs that we will give you promptly following the expiration of this Exchange Offer reflects this commitment. Subject to our right to extend, terminate and amend this Exchange Offer, we will accept for exchange all Eligible Options that you properly surrender to us prior to the expiration of this Exchange Offer and that you have not withdrawn.

4.	CHANGE IN ELECTION.

You may change your election to exchange your Eligible Options only by following the procedures described in this section. You must elect to tender your Eligible Options on a grant-by-grant basis, with all or none of the options subject to each grant tendered. If you have tendered one or more grants of Eligible Options, you may change your election with respect to any or all such grants, but only by withdrawing all of your tendered options belonging to the same grant. If you reside in Israel, you may change your election and withdraw from participation in the offer by delivering a paper notice of withdrawal (provided by the Company) to Tzur Tamir by fax at +972-9-743-7488, by email at tenderoffer@nice.com, by hand delivery or by mail at 8 Hapnina Street, Ra’anana, Israel. The notice of withdrawal must be clearly dated after your original election form and any subsequent new election forms. If you reside in the United States, Hong Kong or the United Kingdom, you may change your election and withdraw from participation in the Exchange Offer by submitting a notice of withdrawal through the Exchange Offer website at http://www.tamirfishman.com for each grant with respect to which you previously submitted an election form, or by delivering a paper notice of withdrawal to Tzur Tamir by fax at +972-9-743-7488.

You may not rescind any withdrawal, and your withdrawn Eligible Options will thereafter be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-tender those Eligible Options before the expiration date by following the procedures described above in Section 3.

You may submit your election or withdraw your tendered Eligible Options at any time before 4:00 P.M., Eastern Daylight Time, on August 5, 2009. If we extend this Exchange Offer beyond that time, you may submit your election or withdraw your tendered Eligible Options at any time until the extended expiration of this Exchange Offer.

Neither we nor any other person is obligated to inform you of any defects or irregularities in any election form or notice of withdrawal, and no one will be liable for failing to inform you of any defects or irregularities. We will determine, in our sole discretion, all questions as to the validity and form, including time of receipt, of election forms and notices of withdrawal.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS AND NEW RSUs.

Subject to our rights to extend, terminate and amend this Exchange Offer, and upon the terms and subject to the conditions set forth in this Offer to Exchange, we will accept promptly after the expiration of this Exchange Offer all Eligible Options that you properly surrender to us prior to the expiration date that you have not validly withdrawn and we will give notice of our acceptance promptly after this Exchange Offer expires. All such Eligible Options that are accepted will be promptly cancelled.

We will not accept a partial tender of an eligible option grant. However, you may tender the remaining portion of an eligible option grant that you have partially exercised.

For purposes of this Exchange Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such Eligible Options, which may be made by company-wide mail or email, by issuance of a press release or by any other method of communication.

All New Options and New RSUs will be granted under the 2008 Plan. As promptly as practicable after the grant date, we will send you an option agreement or RSU agreement (in substantially the forms filed as exhibits to the Tender Offer Statement on Schedule TO), which will be effective from and as of the grant date. By tendering your options grants in this Exchange Offer you are agreeing to the terms of such option agreement. If you are an Israeli resident, you will be required, as a condition to participating in this Exchange Offer, to provide a declaration (included in the paper election form) confirming that you understand the expected Israeli Tax Ruling described in Section 13 under “Israeli income tax consequences”, will abide by it and will not request to change or replace it.

If, for any reason, you are not an active employee of the Company on the date the Exchange Offer expires, then you will not be entitled to participate in this Exchange Offer. For purposes of this Exchange Offer, we define an employee as being “active” if he or she has not given or received notice of termination of employment, even if employer-employee relations are still ongoing during a notice period or the like. Employees on a leave of absence or maternity leave will be entitled to participate in this Exchange Offer. This means that if you terminate your employment with or without good reason or we terminate your employment with or without cause, or your employment is otherwise terminated, prior to the expiration of this Exchange Offer, then you will not be entitled to participate in this Exchange Offer. You may not receive New Options or New RSUs if the Company enters into a merger or other similar transaction in which there is a change of control of the Company prior to the grant of the New Options and New RSUs. Participation in the offer does not confer upon you the right to remain in the employment or other service of the Company.

6.	CONDITIONS OF THIS EXCHANGE OFFER.

We may terminate or amend this Exchange Offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, if (A) on or prior to the expiration date, we shall have not obtained the Israeli Tax Ruling described in Section 13 below, or (B) at any time prior to the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, it is inadvisable for us to proceed with this Exchange Offer:

(a)

any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened (orally or in writing) or instituted or pending before any court, authority, agency or tribunal seeking to enjoin, make illegal or delay completion of this Exchange Offer, the acquisition of some or all of the surrendered options, the issuance of New Options or New RSUs, or otherwise relates to this Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition, financial or other, income, operations or prospects or materially impair our ability to create better performance incentives for our employees through this Exchange Offer;

(b)

any action is threatened (orally or in writing), pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or potentially would:

(i)

make it illegal for us to accept some or all of the surrendered Eligible Options or to issue some or all of the New Options or New RSUs or otherwise restrict or prohibit consummation of this Exchange Offer or otherwise relate to this Exchange Offer;

(ii)	delay or restrict our ability, or render us unable, to accept the surrendered Eligible Options for exchange or to issue New Options or New RSUs for some or all of the surrendered Eligible Options;

(iii)	materially impair our ability to create better performance incentives for our employees through this Exchange Offer; or

(iv)	materially and adversely affect our business, condition, financial or other, income, operations or prospects;

(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, whether or not mandatory;

(e)

any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record a compensation expense against our earnings in connection with this Exchange Offer for financial reporting purposes;

(f)

the commencement of a war, armed hostilities or other international or national crisis involving or impacting the United States or Israel, which could reasonable be expected to affect materially or adversely, or to delay materially, the completion of this Exchange Offer;

(g)

any significant and adverse change in the market price of our ordinary shares or ADSs or any change in the general political, market, economic or financial conditions in the United States, Israel or elsewhere that could, in our reasonable judgment, have a material and adverse effect on the business condition (financial or otherwise), operation or prospects of our company or our subsidiaries or on the trading in our ordinary shares, or makes it inadvisable to proceed with this Exchange Offer;

(h)	in the case of any of the foregoing at the time of the commencement of the offer, a material acceleration or worsening thereof;

(i)	another person publicly makes or proposes a tender or exchange offer for some or all of our ordinary shares, or an offer to merge with or acquire us, or we learn that:

(i)

any person, entity or “group”, within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our ordinary shares, or any new group is formed that beneficially owns more than 5% of our outstanding ordinary shares, other than any such person, entity or group that has filed a Schedule 13G with the SEC in respect of our ordinary shares;

(ii)

any such person, entity or group that has filed a Schedule 13D with the SEC on or before the date of this Exchange Offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding ordinary shares; or

(iii)

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or a corresponding notice in a foreign jurisdiction or made a public announcement that it intends to acquire us or any of our assets or securities.

If any of the above events occur, we may:

(a)	terminate the offer and all tendered Eligible Options will continue to remain outstanding, in accordance with their terms;

(b)	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended offer expires;

(c)	amend the terms of the offer; or

(d)	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them (except to the extent the conditions are caused by our action or inaction) prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this Exchange Offer. If a condition is triggered, we will notify option holders and shareholders as soon as practicable whether we have waived an offer condition. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances.

7.	PRICE RANGE OF ADSs AND ORDINARY SHARES.

The Eligible Options give eligible employees the right to acquire our ordinary shares. None of the Eligible Options are traded on any trading market.

Trading in our ADSs

Our American Depositary Shares, or ADSs, are listed on the NASDAQ Global Select Market under the symbol “NICE.” Each ADS represents one ordinary share. The following table sets forth, for the periods indicated, the high and low reported market (sale) prices for our ADSs as reported in published financial sources.

Quarter	High	Low

2007
First Quarter	$37.00	$29.81
Second Quarter	$40.10	$33.60
Third Quarter	$38.98	$29.52
Fourth Quarter	$40.95	$29.04
2008
First Quarter	$34.75	$24.90
Second Quarter	$35.87	$27.75
Third Quarter	$31.57	$24.65
Fourth Quarter	$27.45	$16.11
2009
First Quarter	$25.79	$18.04
Second Quarter (through June 22, 2009)	$27.18	$21.19

On June 22, 2009, the last completed trading day prior to the commencement of this Exchange Offer, the closing price of our ADSs on the NASDAQ Global Select Market was $21.84 per ADS.

Trading in our Ordinary Shares

Our ordinary shares have been listed on the TASE since 1991, and currently also trade on such market under the symbol “NICE”. Our ordinary shares are not listed on any other stock exchange and have not been publicly traded outside Israel (other than through ADSs as noted above). The table below sets forth the high and low reported market (sale) prices of our ordinary shares (in NIS and dollars) on the TASE. The translation into dollars is based on the daily representative rate of exchange published by the Bank of Israel.

Quarter	High			Low

	NIS		$	NIS		$

2007
First Quarter	NIS	151.60	$36.24	NIS	126.90	$29.94
Second Quarter	NIS	162.00	$40.76	NIS	141.60	$34.08
Third Quarter	NIS	156.00	$38.03	NIS	138.00	$32.15
Fourth Quarter	NIS	162.30	$41.04	NIS	117.50	$30.28
2008
First Quarter	NIS	133.80	$34.69	NIS	91.11	$26.98
Second Quarter	NIS	119.40	$35.51	NIS	98.36	$27.82
Third Quarter	NIS	112.40	$32.02	NIS	84.00	$23.86
Fourth Quarter	NIS	95.50	$25.28	NIS	63.00	$17.52
2009
First Quarter	NIS	107.10	$25.85	NIS	74.05	$18.03
Second Quarter (through June 22, 2009)	NIS	112.40	$26.99	NIS	86.25	$21.84

On June 22, 2009, the last completed trading day prior to the commencement of this Exchange Offer, the closing price of our ordinary shares on the TASE was NIS 88.06 (or approximately $22.27) per share.

The price of our ADSs and our ordinary shares has been, and in the future may be, highly volatile. The trading price of our ADSs and our ordinary shares has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

We recommend that you obtain current market quotations for our ADSs and our ordinary shares before deciding whether to elect to surrender any of your Eligible Options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS AND NEW RSUs.

Consideration. The exchange pursuant to this Exchange Offer will be made on a three-for-one basis. Accordingly, for every three ordinary shares for which an Eligible Option that is surrendered is exercisable, a New Option or New RSU will be issued that is exercisable for one ordinary share (fractional shares will be rounded to the nearest whole share), and will be subject to a new vesting schedule. The New Options and New RSUs will vest in four equal installments, each representing one-fourth of the New Options and New RSUs, provided that you are employed on the date of vesting, as follows:one-fourth of the New Options and New RSUs will vest and become exercisable on each of the four annual anniversaries following the new option grant date. If the number of shares subject to your New Options or New RSUs is not divisible by four, then the remaining shares will be allocated to the fourth vesting date. The New Options will have a per share exercise price, and New RSUs will have a per share purchase price, equal to NIS 1.00 (approximately $0.25). The New Options will expire six years from the grant date.

As of June 15, 2009, there were issued and outstanding options, restricted shares and restricted share units to purchase approximately 6,639,528 of our ordinary shares. Of these, Eligible Options held by eligible employees to purchase 1,734,422 ordinary shares have exercise prices greater than $30.00, which price is equal to 129% of the average closing price of our ADSs as reported on the NASDAQ Global Select Market for the 90 calendar days preceding June 15, 2009. Since this is a three-for-one exchange, if all Eligible Options are tendered in this Exchange Offer, we would grant New Options exercisable for 369,360 ordinary shares and New RSUs that may vest in an amount of approximately 208,765 ordinary shares, for an aggregate 578,125 ordinary shares.

Terms of New Options and New RSUs. We will issue the New Options and the New RSUs under the 2008 Plan. As promptly as practicable after the grant date, we will send you an option agreement or RSU agreement, as applicable. We will enter into a new option agreement or RSU agreement, as applicable, in substantially the forms filed as exhibits to the Tender Offer Statement on Schedule TO, with each option holder who elects to exchange his or her Eligible Options in this Exchange Offer. The terms and conditions of the New Options and New RSUs may vary in many respects from the terms and conditions of the Eligible Options surrendered for exchange since the Eligible Options were granted under the 2003 Plan or the Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan. The issuance of New Options and New RSUs under this Exchange Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options.

          The following is a summary of the 2008 Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2008 Plan, a copy of which has been filed as Exhibit 4.8 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on April 6, 2009.

2008 Share Incentive Plan

Background; Purpose

The NICE-Systems Ltd. 2008 Share Incentive Plan, or the 2008 Plan, was originally adopted by our board of directors in June 2008 (and amended on February 2009) to provide incentives to employees, directors, consultants and/or contractors of the Company or any affiliate of the Company, by providing them with opportunities to purchase our ordinary shares. Awards under the 2008 Plan are issued to grantees, subject to applicable law in their respective country or countries of residence.

Administration

Our board of directors and compensation committee generally administer the 2008 Plan. The administrator has the power to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2008 Plan. In addition, the administrator has the authority to determine the rules and provisions, as may be necessary or appropriate to permit eligible grantees to participate in the 2008 Plan and/or to receive preferential tax treatment in their country of residence and any other matter which is necessary for the administration of the 2008 Plan.

Types of Awards

The 2008 Plan permits the administrator to grant a variety of equity-based awards, including options to purchase ordinary shares, share appreciation rights, ordinary shares, restricted shares, restricted share units, other ordinary share units and/or other share-based awards.

Vesting Period; Transferability

Awards generally have a vesting period of four years and expire six years after the date of grant. Awards are non-transferable except by will or the laws of descent and distribution.

Number of Shares

The maximum number of ordinary shares that may be subject to awards granted under the 2008 Plan is an amount per calendar year equal to 3.5% of our issued and outstanding share capital as of the 31st of December of the preceding calendar year. For calendar year 2009, under the 2008 Plan, options and restricted share units to purchase 2,129,882 ordinary shares are authorized for issuance. As of June 15, 2009, there were issued and outstanding awards to purchase approximately 1,679,724 of our ordinary shares under the 2008 Plan.

Options

The exercise price per ordinary share subject to each option will be determined by the administrator in its sole and absolute discretion. Options will be exercisable pursuant to the vesting and other terms under which they were awarded and subject to the terms and conditions of the 2008 Plan. The exercise of the options and the sale of the underlying shares will be subject to any applicable law, including when applicable, the limitations in connection with the use of nonpublic information.

Restricted Share Units (RSUs)

An RSU is a right to receive an ordinary share, under certain terms and conditions, for a consideration of no more than the underlying ordinary share’s par value. Upon the lapse of the exercise conditions of an RSU, such RSU will automatically vest into one of our ordinary shares and the grantee will be required to pay to the Company its par value, which is NIS 1.00 approximately $0.25). The board of directors may determine the proper procedures for payment of such par value and taxes. For example, we may require that you sell a portion of the ordinary shares underlying the RSUs in a “sell-to-cover” transaction. Unless determined otherwise by the administrator, in the event of a cessation of service (as defined in the 2008 Plan), all unvested RSUs granted to such grantee will terminate immediately and have no legal effect.

Effect of Cessation of Service

Unless determined otherwise by the administrator, in the event of a cessation of service (as defined in the 2008 Plan), options shall be subject to the following treatment: if the cessation of service is (a) not by reason of death, all unvested options granted to such grantee will terminate immediately and have no legal effect, (b) by reason of disability, all vested options granted to such grantee will be exercisable for 12 months from the date of cessation, (c) by reason of death, all options granted to such grantee (both vested and unvested) will be exercisable for 12 months from the date of cessation, (d) for any other reason, other than cause (as defined in the 2008 Plan), all vested options granted to such grantee will be exercisable for three months from the date of cessation, and (e) for cause, all vested and unvested options granted to such grantee will terminate immediately and have no legal effect.

Unless determined otherwise by the administrator, in the event of a cessation of service, all RSUs that are not vested on the date of cessation of service shall terminate immediately and have no legal effect.

Acceleration of Vesting

The administrator has the authority to establish provisions providing for the acceleration of the vesting period of any award.

Effect of a Corporate Transaction

The 2008 Plan provides that in the event of a merger with or into another corporation, the sale of all or substantially all of our assets or the sale of 80% of our outstanding securities, each award granted under the 2008 Plan may: (i) be substituted for a successor entity award; (ii) be assumed by any successor entity; or (iii) be cashed out for a consideration equal to the difference between the price received by our shareholders in the corporate transaction and the exercise price, purchase price or par value, as the case may be, of such award.

Duration of the 2008 Plan

The 2008 Plan shall continue until terminated by our board of directors. All awards outstanding at the time of termination shall continue to have full force and effect in accordance with the provisions of the 2008 Plan and the documents evidencing such awards.

Re-pricing of Options.

Subject to applicable law, the administrator will have full authority, at any time and from time to time, to (i) grant to the holder of an outstanding option, in exchange for the surrender and cancellation of such option, a new option having an exercise price lower than provided in the option so surrendered and canceled and containing such other terms and conditions as the administrator may prescribe in accordance with the provisions of the 2008 Plan or (ii) decrease the exercise price of outstanding options.

Governing Law

The 2008 Plan is governed by, and interpreted in accordance with, the laws of the State of Israel.

Tax Consequences.

Our board of directors adopted an addendum to the 2008 Plan for awards granted to grantees who are residents of Israel. On June 16, 2008, our board of directors resolved to elect the capital gains route of Section 102 of the Israeli Tax Ordinance for the grant of awards to Israeli grantees, which is described below in Section 13. The U.S. addendum of the 2008 Plan provides only for nonqualified stock options for purposes of U.S. tax laws.

You should refer to Section 13 below for a discussion of the material income tax consequences of the exchange of Eligible Options and the grant of New Options and New RSUs pursuant to this Exchange Offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this Exchange Offer to you. If you participate in the Exchange Offer and are an employee in Hong Kong or the United Kingdom, please refer to Section 13 for a description of the tax and/or social insurance consequences that may apply to you.

9.	INFORMATION ABOUT THE COMPANY; SUMMARY FINANCIAL INFORMATION.

General. Our legal and commercial name is NICE-Systems Ltd. We are a company limited by shares organized under the laws of the State of Israel. We were originally incorporated as NICE Neptun Intelligent Computer Engineering Ltd. on September 28, 1986 and were renamed NICE-Systems Ltd. on October 14, 1991. Our principal executive offices are located at 8 Hapnina Street, P.O. Box 690, Ra’anana 43107, Israel and the telephone number at that location is +972-9-775-3151. Our agent for service in the United States is our subsidiary, Nice Systems Inc., 301 Route 17 North, 10th Floor, Rutherford, New Jersey 07070. Our ADSs, were quoted on the NASDAQ Stock Market under the symbol “NICEV” from our initial public offering in January 1996 until April 7, 1999, and thereafter under the symbol “NICE”. Our ordinary shares have been listed on the TASE, since 1991.

We are a leading provider of solutions that capture, manage and analyze unstructured multimedia content and transactional data enabling companies and public organizations to comply with internal and governmental regulations, enhance business and operational performance, address security threats and behave in a proactive manner. Unstructured multimedia content includes phone calls to contact centers, trading floors, branches, home agents and back offices and emergency services and first responders, video captured by closed circuit cameras, radio communications between emergency services’ and first responders’ personnel, internet sessions, email and instant messaging and converged multimedia solutions for command and control centers. Our solutions include integrated, scalable, multimedia recording platforms, software applications and related professional services. These solutions address critical business processes and risk management, compliance procedures and security needs of companies and public organizations. Our solutions facilitate faster decision-making and near real-time action, improving business and employee performance, reducing exposure to operational risk such as fraud, compliance and anti-money laundering, and enhancing security and public safety. Our customers are from a variety of industries, such as financial services, telecommunications, healthcare, outsourcers, retail, service providers and utilities. Our security solutions are primarily focused on homeland security and first responder organizations, transportation organizations, and the public and private sectors. Our solutions are deployed at over 24,000 customers, including over 85 of the Fortune 100 companies.

For more information about us, please refer to our Annual Report on Form 20-F for the year ended December 31, 2008 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” in Section 16 for more information regarding reports we file with the SEC, including filings that contain our consolidated financial statements, and how to obtain copies of or otherwise review such filings.

Additional information about our company is available on our website at www.nice.com. Information contained on the website is not incorporated by reference in, or made part of, this Exchange Offer or our other filings with or reports furnished to the SEC.

Financial Information. Set forth below is a selected summary of the Company’s financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in F-1 through F-57 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on April 6, 2009, which are incorporated herein by reference.

The selected consolidated statement of operations data for the years ended December 31, 2007 and 2008 and the selected consolidated balance sheet data as of December 31, 2007 and 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 20-F for the year ended December 31, 2008, which are incorporated herein by reference. The information as of March 31, 2009 and for the three months ended March 31, 2008 and 2009 is derived from our unaudited financial statements included in our Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 7, 2009, which are incorporated herein by reference. Our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Income and Balance Sheets
(amounts in thousands, except per share data):

	Fiscal Year Ended		Three Months Ended	Three Months Ended

	December 31, 2007	December 31, 2008	March 31, 2008	March 31, 2009

Consolidated Statements of Earnings:
Total revenue	$517,374	$624,162	$144,443	$139,160
Total Cost of revenue	$206,342	$238,746	$56,532	$56,107
Gross Profit	$311,032	$385,416	$87,911	$83,053
Total operating expenses	$278,198	$348,065	$82,285	$72,873
Operating income	$32,834	$37,351	$5,626	$10,180
Financial income and other, net	$14,800	$11,236	$3,667	$2,743
Income before taxes on income	$47,634	$48,587	$9,293	$12,923
Taxes on income	$10,254	$9,480	$1,361	$2,302
Net income	$37,380	$39,107	$7,932	$10,621
Basic earnings per share	$0.69	$0.65	$0.13	$0.17
Diluted earnings per share	$0.67	$0.64	$0.13	$0.17
Weighted average number of shares outstanding used to compute:
Basic earnings per share	53,921	60,088	59,508	60,905
Diluted earnings per share	55,926	61,268	60,976	61,564

	Fiscal Year Ended		Three Months Ended	Three Months Ended

	December 31, 2007	December 31, 2008	March 31, 2008	March 31, 2009

Consolidated Balance Sheet:
Cash and cash equivalents and short term investments	$239,941	$330,448	$226,520	$367,017
Total current assets	$382,760	$478,160	$368,363	$497,040
Total long-term assets	$809,574	$810,545	$865,461	$792,374
Total assets	$1,192,334	$1,288,705	$1,233,824	$1,289,414
Total current liabilities	$229,877	$260,649	$248,409	$253,976
Total long-term liabilities	$58,663	$57,234	$57,525	$53,885
Total liabilities	$288,540	$317,883	$305,934	$307,861
Total shareholders’ equity	$903,794	$970,822	$927,890	$981,553

Book Value Per Ordinary Share. Our book value per ordinary share as of March 31, 2009 (according to the accounting outstanding share capital) was $16.12.

Ratio of Earnings to Fixed Charges. As of June 15, 2009 the Company did not have any “fixed charges” as defined in Item 503(d) of Regulation S-K.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

Our directors, Chief Executive Officer and certain other executive officers are ineligible to participate in the Exchange Offer. As of June 15, 2009, there were issued and outstanding options to purchase 6,517,087 ordinary shares under our equity incentive and stock option plans, of which options to purchase 1,431,727 ordinary shares were held by our executive officers and directors (18 persons), which represents 21.97% of the ordinary shares subject to all outstanding options.

The following table sets forth the names of our directors and executive officers, and certain information, as of June 15, 2009, regarding their beneficial ownership of options that are eligible to participate in this Exchange Offer.

Name	Title	Number of Eligible Options	Percentage of All Eligible Options that may be Exchanged

Ron Gutler	Chairman of the Board of Directors	–
Joseph Atsmon	Vice-Chairman of the Board of Directors	–
Rimon Ben-Shaoul	Director	–
Yoseph Dauber	Director	–
Dan Falk	Director	–
John Hughes	Director	–
Yocheved Dvir	Director	–
David Kostman	Director	–
Haim Shani	Chief Executive Officer	–
Eran Gorev	Chief Business Officer	–
Udi Ziv	President of the Enterprise Products Group and Chief Product Officer	–
Israel Livnat	Corporate Vice President & President, Security Group	–
David Sosna	Chief Executive Officer, Actimize Ltd.	–
Dafna Gruber	Corporate Vice President and Chief Financial Officer	–
Yechiam Cohen	Corporate Vice President, General Counsel and Corporate Secretary	20,000	1.25%
Eran Porat	Corporate Vice President, Finance	40,000	2.50%
Eran Liron	Corporate Vice President, Business Development	20,000	1.25%
Dan Yalon	Corporate Vice President, Strategy & Strategic Alliance	–

The address of each director and executive officer is: c/o NICE-Systems Ltd., 8 Hapnina Street, P.O. Box 690, Ra’anana 43107, Israel. The telephone number at that location is +972-9-775-3030.

Neither the Company or its subsidiaries nor, to the best of our knowledge, our executive officers, directors or affiliates, have effected transactions in Eligible Options during the 60 days prior to June 23, 2009.

Except as described in this Exchange Offer and in our Annual Report on Form 20-F for the year ended December 31, 2008, other than options and other awards granted from time to time to certain employees (including executive officers) and our directors under our equity incentive plans, and other than as described in the next two paragraphs, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any agreement, arrangement or understanding with any other person with respect to any of our securities (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

On June 15, 2009, our board of directors approved the reduction of the exercise price per share of our options to acquire ordinary shares granted on September 2, 2008 under our 2008 Plan held by our active employees, including certain of our executive officers, based in Israel, Hong Kong, the United States, and the United Kingdom. The exercise price per share of these options was originally $30.25 per share, and reduced to $22.53 per share, which was the closing price of the Company’s ADSs on the NASDAQ Global Select Market on June 15, 2009. Other than the exercise price, no other terms of these options were modified. The aggregate number of our ordinary shares that are subject to the options that have been repriced is 1,028,400.

In addition, on June 15, 2009 our board of directors approved an option exchange with three of our executive officers, in which such executive officers exchanged options to purchase an aggregate of 265,000 ordinary shares, issued in 2007 under the 2003 Plan and having an exercise price between $34.00 and $39.00 per share, for new options to be issued under the 2008 Plan with a per share exercise price equal to $22.53 per share, which was the closing price of the Company’s ADSs on the NASDAQ Global Select Market on June 15, 2009. The new options issued in this exchange will vest in four equal annual installments (or as nearly as possible) following the new grant date and will expire six years following the new grant date.

11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS EXCHANGE OFFER; ACCOUNTING CONSEQUENCES OF THIS EXCHANGE OFFER.

Eligible Options that we accept for exchange pursuant to this Exchange Offer will be cancelled promptly following the expiration of the offer.

Share-based Compensation. We account for share-based compensation in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R, on accounting for share-based payments, which requires recognition of expense for equity awards based on their estimated fair value as of the date of grant. Under SFAS No. 123R, to the extent the fair value of each award granted to employees exceeds the fair value of the options surrendered, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the options surrendered in exchange, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the options, or immediately for vested options, in accordance with the requirements of SFAS No. 123R. In the event that any of the New Options or New RSUs are forfeited prior to their settlement due to termination of employment, the expense for the forfeited options will be reversed and will not be recognized.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in this Exchange Offer, other than the Israeli Tax Ruling described in Section 13 below. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of Eligible Options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our obligations under this Exchange Offer to accept tendered Eligible Options and to issue the New Options and New RSUs is subject to conditions, including the conditions described in Section 6 of this Exchange Offer.

NICE has obtained an exemption from publishing a prospectus, from the Israeli Securities Authority, with respect to this Exchange Offer, pursuant to Section 15(d) of Israel’s Securities Law, 5728-1968.

13.	MATERIAL INCOME TAX CONSEQUENCES.

The following is a general summary relating only to the likely material income tax consequences of the exchange of Eligible Options and the issuance of the New Options and New RSUs under this Exchange Offer as applicable to our employees in Israel, Hong Kong, the United States and the United Kingdom. You are advised to review the country specific disclosures below and to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation. The summary does not address all tax consequences associated with your ownership of any of our options in general. Furthermore, it does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the potential tax consequences you may want to consider in making your decision. Please note that tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. We strongly recommend that you consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Exchange Offer.

If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained in this document may not be applicable to you. ALL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF TAX LAWS.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to this Exchange Offer applicable to those employees who are subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

Restricted Share Units

All eligible employees whose outstanding Eligible Options are exchanged for New RSUs under this Exchange Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

Under current law, you generally will not realize taxable income upon the grant of a restricted share unit. However, you will recognize ordinary income when the vesting conditions are met, including payment of the per share purchase price equal to the par value of our ordinary shares, or NIS 1.00 (approximately $0.25), and such taxable income will be subject to all applicable withholding taxes. The amount of ordinary income you recognize will equal the fair market value of the shares, less the amount, if any, you paid for the shares. At the time of vesting, we may require that you sell a portion of the ordinary shares underlying the restricted share units in a “sell-to-cover” transaction. In such case, you will be required to follow our instructions in facilitating any such transaction, including your entering into an automatic sales plan and other associated account opening forms and authorizations, with any broker or other third party designated by us. We may also utilize other methods to collect the tax and par value at our sole discretion. You will not be able to sell or transfer the ordinary shares received before tax withholding and par value payments are satisfied.

Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of New RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than one (1) year are subject to long-term capital gain or loss, while shares held one (1) year or less are subject to short-term capital gain or loss.

You should also note that if your New RSUs constitute “deferred compensation” within the meaning of Internal Revenue Code Section 409A and the regulations and guidance thereunder (“Section 409A”) and (1) the vesting of all or a portion of your New RSUs is accelerated in connection with your separation from service with us, and (2) you are a “specified employee” at that time, then the delivery of accelerated shares under your New RSUs award may need to be delayed by six (6) months in order to allow you to avoid the imposition of additional taxation under Section 409A.

Holders of Incentive Stock Options Who Choose Not to Participate

Eligible employees who hold Eligible Options that are incentive stock options should note that if, as expected, this Exchange Offer remains open for thirty (30) days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified as of the date this offer commenced. The date this Exchange Offer commences will be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this Exchange Offer commenced (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for RSUs). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares issued upon the exercise of the option over the exercise price of such option will be treated as long-term capital gain. For more detailed information, please see the information below. For tax consequences relating to not exchanging Eligible Options that are classified for U.S. tax purposes as nonstatutory stock options, please see the information below.

We recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences and any non-U.S. tax consequences of participating in this Exchange Offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Stock Options

If you participate in this offer, your Eligible Options will be exchanged for New RSUs. So that you are able to compare the tax consequences of the New RSUs to that of your Eligible Options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Nonstatutory Stock Options

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder, and such taxable income will be subject to all applicable withholding taxes. At such time, we may require that you sell a portion of the ordinary shares underlying the New RSUs in a “sell-to-cover” transaction. In such case, you will be required to follow our instructions in facilitating any such transaction, including your entering into an automatic sales plan and other associated account opening forms and authorizations, with any broker or other third party designated by us. We may also utilize other methods to collect the tax and par value at our sole discretion.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the ordinary shares, any gain or loss is treated as capital gain or loss.

Incentive Stock Options

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the ordinary shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is qualifying or not qualifying. The disposition of the option shares is qualifying if it is made:

- more than two (2) years after the date the incentive stock option was granted; and

- more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the ordinary shares acquired upon exercise of the option over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the ordinary shares acquired on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Israeli Income Tax Consequences

The following is a brief summary of the material Israeli income tax consequences of participating in this Exchange Offer for employees who may be subject to income tax in Israel. This discussion is based on the provisions of the Israeli Income Tax Ordinance [New Version], 5721-1961, or the Israeli Tax Ordinance, as amended, and the regulations promulgated thereunder. The statements in the following paragraphs concerning the principal Israeli income tax consequences of the exchange offer are subject to change at any time, possible on a retroactive basis.

When an employee who is an Israeli resident (or who may be subject to Israeli tax law) exchanges vested Eligible Options for New Options, the Israeli Tax Authority, or the ITA, may claim this exchange creates for the employee a taxable transaction (due to the sale of granted rights). The Company has applied for a ruling from the ITA, referred to in this document as the “Israeli Tax Ruling,” which is expected to determine that the option exchange will generally not be treated as a taxable event and that no tax will be payable at the time of exchange. The Israeli Tax Ruling is expected to determine that with respect to Eligible Options that are subject to the provisions of the capital gains route of Section 102 of the Israeli Tax Ordinance, or Section 102, such Eligible Options will be viewed for tax purposes as re-granted as of the date of exchange (through New Options). The tax consequences of such determination are generally as follows:

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The minimum trust period determined under the tax route of Section 102 applicable to your Eligible Options will recommence for the New Options from the date of exchange. For example, if the applicable minimum trust period under Section 102 is two years, in order to be eligible for the tax treatment under the capital gains route of Section 102, the shares underlying the New Options cannot be sold until the lapse of two years from the effective date of exchange.

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The 25% tax rate provided under the capital gains route of Section 102 will not apply to the portion of any gain from a New Option equal to the difference between (a) the average closing price of one of the Company’s ADSs on the Nasdaq Stock Market during 30 trading days prior to the date of exchange, and (b) the exercise price of such New Option, referred to below as the Ordinary Income Portion. The Ordinary Income Portion of the gain will be subject to tax at the time of sale of the shares underlying the New Option at your applicable marginal tax rate plus social security and national health insurance payments as provided by applicable law.

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You (as well as the Company and the trustee for the Section 102 options) will be required to provide the ITA a declaration confirming that you understand the Israeli Tax Ruling and will act in accordance with its provisions and will not request its amendment or replacement with another tax arrangement.

The Company has elected to grant the New Options to Israeli residents (or who may be subject to Israeli tax law) under the capital gains route of Section 102. Therefore, the New Options and shares received pursuant to the exercise of the New Options should be held in trust with a trustee for a period of at least two years following the date the New Options are granted to the employee and deposited with a trustee approved for such purpose by the ITA.

Upon the sale of shares received following the exercise of a New Option or upon release from the trust, whichever is earlier, the employee will realize a capital gain in an amount generally equal to the difference between (i) the fair market value of the share purchased upon such exercise, on the date such share was sold or released from the trust, as the case may be, and (ii) the exercise price per share under the New Option. Capital gains realized will be taxed at a rate of 25%.1 Capital gain derived from the sale of shares is not liable for any social security payments.

In cases where the exercise price per share of a New Option is lower than the average closing price per share of our ADSs on the Nasdaq Stock Market during the 30 trading days prior to the date of grant, referred to as the “fair market value”, the excess of the fair market value of an ADS over the exercise price, referred to below as the Ordinary Income Portion, will be considered ordinary income.

Upon the sale of shares received following the exercise of a New Option or upon release from the trust, whichever is earlier, the taxable gain shall be taxed in two parts: (1) the Ordinary Income Portion will be taxable as ordinary income and will be liable for social security payments (including national health insurance). Income tax rates will be determined in accordance with the employee’s marginal tax rate (up to 46% in 2009). (2) The difference between (i) the fair market value of an ordinary share on the date such share was sold or released from the trust, as the case may be, and (ii) the exercise price per share of the New Option (plus the Ordinary Income Portion) shall be taxable as capital gain at a rate of 25%, provided that the Ordinary Income Portion is not higher than the excess of the fair market value of the underlying share upon date of sale and the exercise price per share of the New Options plus any selling related expenses incurred by the employee. Capital gain derived from the sale of shares is not liable for any social security payments. To the extent the shares received following the exercise of a New Option are sold during the two year period during which the New Options should be held in trust, the taxable gain will be considered as ordinary income and will be liable for social security payments for both the employer and the employee. Income tax rates will be determined in accordance with the eligible participant’s marginal tax rate (up to 46% in 2009).

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The above tax description is a general summary only and does not refer to expenses involved with the exercise of New Options and sale of shares or changes in the Israeli Consumer Price Index or currency exchange rates, which may impact the final tax calculation.

The above discussion is based on the current applicable provisions of the Israeli Tax Ordinance, as amended. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in this Exchange Offer.

Hong Kong Income Tax Consequences

The following is a brief summary of the material tax consequences of participating in this Exchange Offer for employees who are subject to income tax in Hong Kong. This discussion is based on the laws in effect in Hong Kong as of June 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell ordinary shares acquired upon exercise of New Options.

Option Exchange

You are not likely to be subject to tax in Hong Kong as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax in Hong Kong when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to salaries tax in Hong Kong on the difference between the fair market value of the ordinary shares on the date of exercise and the price you pay for your ordinary shares.

Sale of Ordinary Shares

When you sell the ordinary shares acquired upon exercise of New Options, you will not be subject to tax in Hong Kong on any capital gains.

Withholding and Reporting

Your employer is not required to withhold tax due when you exercise or sell the New Options unless you have left or will be leaving Hong Kong, in which case your employer is required to withhold money payable to you until you have obtained tax clearance from the Inland Revenue Department. Your employer is required to report to the Inland Revenue Department, as part of your relevant income for the year of assessment to tax in which the exercise takes place, the excess value between the market value and the price you pay for your ordinary shares. It is your responsibility to report on your annual tax return and pay any salaries taxes resulting from the exercise of the New Options.

United Kingdom Income Tax Consequences

The following is a brief summary of the material tax consequences of participating in this Exchange Offer for employees who are subject to income tax in the United Kingdom. This discussion is based on the laws in effect in the United Kingdom as of June 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell ordinary shares acquired upon exercise of New Options.

Option Exchange

You will not be subject to tax in the United Kingdom as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax in the United Kingdom when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax in the United Kingdom and employee national insurance contributions (“NICs”) in the United Kingdom on the fair market value of the shares on the date of exercise (“Exercise Market Value”).

You will also be liable for paying the employer’s portions of NICs on the Exercise Market Value when you exercise the New Options.

Your employer will calculate the income tax and NICs due by way of withholding on exercise of the New Options and account for these amounts to HM Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the applicable income tax and NICs under the Pay As You Earn (“PAYE”) system or by any other method permitted in the 2008 Plan, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the New Options. If you fail to pay this amount to the employer within that time limit, the amount of any uncollected tax due from you will constitute a loan owed by you to your employer bearing interest at the then-current HMRC official rate.

Sale of Ordinary Shares

When you sell the ordinary shares acquired upon exercise of New Options, you will be subject to capital gains tax on any amount by which the sale proceeds exceed the Exercise Market Value. Any capital gain is currently subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100). Furthermore, if you acquire other shares of NICE, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and NICs when you exercise or sell your New Options, as described above. On your employer’s annual tax and share plan returns, your employer is also required to report to HMRC the details of this Exchange Offer, the grant of the New Options, the exercise of the New Options, other related income and any tax withheld. You are also responsible for reporting the exercise of the New Options and for reporting and paying any tax resulting from the sale of shares.

14.	EXTENSION OF THIS EXCHANGE OFFER; TERMINATION; AMENDMENT.

We may at any time and from time to time, extend the period of time during which this Exchange Offer is open by giving you notice of the extension and making a public announcement of the extension.

Prior to the expiration date, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. In order to postpone, we will give notice of the postponement. Our right to delay accepting and canceling Eligible Options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this Exchange Offer.

We may amend this Exchange Offer at any time by giving notice of the amendment. If we extend the length of time during which this Exchange Offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this Exchange Offer will be made promptly in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of this Exchange Offer or the information about this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will promptly notify you of the change. If this Exchange Offer is scheduled to expire within ten business days from the date we give notice of an increase or decrease of what we will give you in exchange for your Eligible Options or in the option exercise price that serves as the threshold for options eligible to be exchanged in this Exchange Offer, we will also extend this Exchange Offer for a period of ten business days after the date the notice is published.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders whether they would like to elect to surrender their Eligible Options under this Exchange Offer.

16.	ADDITIONAL INFORMATION.

This Exchange Offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Exchange Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your Eligible Options:

(a)	our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on April 6, 2009;

(b)	the financial statements included in our Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 7, 2009; and

(c)

the description of our ordinary shares and our ADS contained in our Registration Statement on Form F-3 (Registration no. 333-146149), filed with the SEC on September 18, 2007, including any amendments or reports we have filed or will file for the purpose of updating that description.

These filings, our other annual reports, reports of foreign private issuer on Form 6-K, and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and on our website at www.nice.com. The file number for our SEC filings under the Exchange Act is 0-27466.

In addition, these materials may be read at our offices located at 8 Hapnina Street, P.O. Box 690, Ra’anana 43107, Israel.

We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

NICE-Systems Ltd.
8 Hapnina Street
P.O. Box 690
Ra’anana 43107, Israel
Attn: Yechiam Cohen, General Counsel
Fax: +972-9-743-7488
Email: tenderoffer@nice.com

or by telephoning Yechiam Cohen at +972-9-775-3151 between the hours of 9:00 A.M. and 4:00 P.M., Israel time.

As you read the documents listed in this Section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Exchange Offer, you should rely on the statements made in the most recently dated document.

The information contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

If at any time, we become aware of any jurisdiction where the making of this Exchange Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, this Exchange Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.